Contact: Gilbert L. Danielson
Executive Vice President
Chief Financial Officer

Aaron Rents, Inc.
Reports Third Quarter Results;
Revenues Up 16%; Same Store Revenues
Up 5.7%; EPS Up 34%

ATLANTA, October 28, 2008 - Aaron Rents, Inc. (NYSE: RNT), the nation’s leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics and home appliances and accessories, today announced revenues and earnings for the three and nine months ended September 30, 2008.

As previously announced, the Company has entered into an agreement to sell substantially all of the assets of its Aaron’s Corporate Furnishings division. Beginning with the results reported in this release, the Company no longer includes the revenues and expenses of the Aaron’s Corporate Furnishings division on the Company’s statement of earnings, and reports net earnings of the division as discontinued operations. Prior periods are restated to reflect this change in accounting treatment and the assets of the division will be reflected as assets held for sale on the Company’s balance sheet until the transaction closes.

For the third quarter of 2008, revenues increased 16% to $388.0 million compared to $333.7 million for the same period a year ago. Net earnings rose 32% to $21.1 million versus the $15.9 million recorded in the third quarter last year. Diluted earnings per share were $.39 compared to $.29 per share in 2007, a 34% increase.

For the first nine months of this year, revenues advanced 15% to $1.188 billion compared to $1.030 billion for the same period of 2007. Net earnings for the nine months were up 7% to $69.1 million versus $64.8 million for the corresponding period a year ago. Diluted earnings per share for the first nine months increased 8% to $1.28 for 2008 versus $1.18 for 2007.

For the third quarter diluted earnings per share from continuing operations increased 42% over the same period in 2007 and 12% for the comparable nine month period.

“We are very pleased with the third quarter results from both our Company-operated and franchised stores,” said Robert C. Loudermilk, Jr., President and Chief Executive Officer of Aaron Rents. “Even though economic times are tough and our stores in the southern and central United States were affected in September by business disruption and property damage as a result of Hurricanes Gustav and Ike, we still managed to have an outstanding quarter as customers continue to come into our stores seeking basic home furnishings.”

“Our same store revenue growth accelerated in the quarter and margins improved, even though over 100 of our stores were adversely impacted by the hurricanes,” continued Mr. Loudermilk. “Although difficult to estimate, we feel that the hurricanes negatively affected earnings in the quarter by at least $.01 to $.02 per diluted share, including the value of our merchandise that was destroyed in the homes of our customers. In addition, start up expenses associated with new stores also reduced third quarter earnings by approximately $.05 per share. We feel we are in an outstanding position to continue the growth of our business during the remainder of 2008 and on into 2009.”

The Company’s other revenues in the third quarter of 2008 included a $2.6 million gain from the sale of 11 Company-operated stores to three different franchisees. Excluding this gain, net earnings on a non-GAAP basis for the third quarter of 2008 would have been $19.5 million, or $.36 per diluted share. The Company has realized a total of $8.4 million in gains in other revenues during the first nine months of 2008 relating to similar store sales. The Company’s other revenues in the first nine months of 2007 included a $4.9 million gain from the sale of a parking deck at the Company’s corporate headquarters in last year’s first quarter. See the attached table for a reconciliation of revenues, net earnings, and diluted earnings per share to non-GAAP revenues, earnings, and diluted earnings per share excluding the aforementioned asset sales.

Revenues in the Aaron’s Sales & Lease Ownership division in the third quarter increased 17% to $382.6 million compared to $328.1 million last year. The first nine months sales and lease ownership revenues went up 16% to $1.170 billion compared to $1.007 billion a year ago.

Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) in the Aaron’s Sales & Lease Ownership division increased 5.7% during the third quarter of 2008 compared to the third quarter of last year.

On September 15, 2008, the Company announced that it had entered into an agreement to sell substantially all of the assets of its Aaron’s Corporate Furnishings division to CORT Business Services Corporation and to transfer certain liabilities of the division to CORT. As consideration for the sale, the Company anticipates receiving approximately $72 million in cash plus payments for certain accounts receivable, subject to certain adjustments. Subject to customary closing conditions, it is anticipated that the transaction will close in November. It is not expected that the Company will record a material gain or loss on the sale.

The Aaron’s Corporate Furnishings division revenues, which are not included in the Company’s revenues, declined 4% during the third quarter to $24.6 million compared to $25.7 million a year ago. Corporate furnishings revenues were $73.5 million for the nine months compared to $76.0 million in 2007, a 3% decrease. After the sale of the Aaron’s Corporate Furnishings division, the Company will continue with the operations of the Aaron’s Office Furniture division.

Consolidated rentals and fees increased 13% for both the third quarter and first nine months compared to the previous year periods. In addition, franchise royalties and fees increased 25% for the third quarter and 16% year-to-date compared to the same periods a year ago. Non-retail sales, which are primarily sales of rental merchandise to Aaron’s Sales & Lease Ownership franchisees, increased 22% to $70.7 million for the third quarter from $58.1 million in the comparable period in 2007, and 20% to $222.2 million for the first nine months compared to $185.0 million for the same period last year. The increases in the Company’s franchise revenues and non-retail sales are the result of the increase in revenues of the Company’s franchisees, who collectively had revenues of $166.0 million for the third quarter and $493.7 million for the first nine months of 2008, a 26% and 19% increase, respectively, over the comparable prior year periods. Same store revenues for franchised stores were up18.4% for the third quarter of 2008 compared to the third quarter of 2007. Revenues of franchisees, however, are not revenues of Aaron Rents, Inc.

During the third quarter the Aaron’s Sales & Lease Ownership division opened four new Company-operated stores, 12 new franchised stores, and one franchised RIMCO store. The Company sold 11 Company-operated sales and lease ownership stores to franchisees, and closed four Company-operated sales and lease ownership stores. In addition, during the quarter the Company acquired one franchised store and purchased the accounts of three third party stores.

For the three months and nine months ended September 30, the Company awarded area development agreements to open 46 and 125 additional franchised stores, respectively. At the end of September there were a total of 303 franchised stores awarded that we expect will open over the next several years.

At September 30 the Aaron’s Sales & Lease Ownership division had open 983 Company-operated stores and 502 franchised stores, 30 Company-operated RIMCO stores, and eight franchised RIMCO stores. In addition, the Company operated 47 Aaron’s Corporate Furnishings stores and 13 Aaron’s Office Furniture stores. The total number of stores open at the end of September was 1,583.

“We anticipate in the fourth quarter of 2008 to have revenues in excess of $410 million and diluted earnings per share between $0.32 to $0.37,” Mr. Loudermilk added. “For the 2008 fiscal year we anticipate Company revenues to be approximately $1.6 billion (excluding revenues of franchisees) and diluted earnings per share in the range of $1.60 to $1.65, excluding any gain or loss recorded on the sale of the Aaron’s Corporate Furnishings division. By the end of 2008 we expect to have approximately 1,600 Company-operated and franchised stores open. We continue to expect to increase the store base 10% to 13% over the next several years, for the most part an equal mix between Company-operated and franchised stores. Our initial earnings guidance for 2009 is to achieve diluted earnings per share in the range of $1.65 to $1.80.”

Aaron Rents will hold a conference call to discuss its quarterly financial results on Wednesday, October 29, 2008, at 10:30 am Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company’s website, www.aaronrents.com, in the “Investor Relations” section. The webcast will be archived for playback at that same site.

Aaron Rents, Inc., based in Atlanta, currently has more than 1,585 Company- operated and franchised stores in 48 states and Canada. The Company’s MacTavish Furniture Industries division manufactured approximately $73 million at cost of furniture, bedding and accessories at 12 facilities in five states in 2007. The entire production of MacTavish is for shipment to Aaron Rents stores.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Statements in this release that are “forward-looking” include without limitation Aaron Rents’ projected revenues, earnings, and store openings for future periods.

Aaron Rents, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues:
Rentals and Fees	$291,102	$257,294	$885,554	$780,254
Retail Sales	10,230	7,713	32,363	25,783
Non-Retail Sales	70,691	58,140	222,180	185,047
Franchise Royalties and Fees	11,127	8,881	33,060	28,397
Other	4,869	1,688	14,557	10,796
Total	388,019	333,716	1,187,714	1,030,277
Costs and Expenses:
Retail Cost of Sales	6,266	4,546	19,839	15,838
Non-Retail Cost of Sales	64,752	53,095	203,222	169,355
Operating Expenses	175,409	154,531	529,213	451,734
Depreciation of Rental Merchandise	106,962	97,218	323,600	293,610
Interest	2,243	1,945	6,593	5,328
Total	355,632	311,335	1,082,467	935,865

Earnings from Continuing Operations Before Taxes	32,387	22,381	105,247	94,412

Income Taxes	12,597	8,273	40,617	35,477

Net Earnings from Continuing Operations	19,790	14,108	64,630	58,935

Earnings from Discontinued Operations, Net of Tax	1,288	1,811	4,480	5,848

Net Earnings	$21,078	$15,919	$69,110	$64,783

Earnings Per Share:
From Continuing Operations	$.37	$.26	$1.21	$1.09
From Discontinued Operations	.03	.03	.08	.11
Total	$.40	$.29	$1.29	$1.20

Earnings Per Share Assuming Dilution:
From Continuing Operations	$.37	$.26	$1.20	$1.07
From Discontinued Operations	.02	.03	.08	.11
Total	$.39	$.29	$1.28	$1.18

Weighted Average Shares Outstanding	53,356	54,217	53,370	54,190

Weighted Average Shares Outstanding Assuming Dilution	54,219	55,049	54,178	55,046

Selected Balance Sheet Data
(In thousands)

	(Unaudited) September 30, 2008	December 31, 2007
Cash	$6,579	$5,249
Accounts Receivable, Net	48,470	47,712
Rental Merchandise, Net	630,444	571,833
Property, Plant and Equipment, Net	212,318	245,876
Other Assets, Net	213,334	184,981
Assets of Discontinued Operations	58,438	57,525
Total Assets	1,169,583	1,113,176

Bank Debt	72,321	82,884
Senior Notes	58,000	80,000
Total Liabilities	429,752	439,796
Shareholders’ Equity	$739,831	$673,380

Reconciliation of Revenues, Net Earnings and Earnings per Share
Excluding Asset Sales of Stores and Parking Deck
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended September 30,		(Unaudited) Nine Months Ended September 30,
	2008	2007	2008	2007

Total Revenues	$388,019	$333,716	$1,187,714	$1,030,277
Less Revenues from Store Asset Sales	2,646	-	8,397	780
Less Revenues from Parking Deck Sale	-	-	-	4,878
Revenues Excluding Sales	385,373	333,716	1,179,317	1,024,619

Net Earnings	21,078	15,919	69,110	64,783
Less Gain from Store Asset Sales	1,619	-	5,158	479
Less Gain from Parking Deck Sale	-	-	-	3,034
Net Earnings Excluding Gain from Sales	$19,459	$15,919	$63,952	$61,270

Earnings Per Share Excluding Gain from Sales	$.36	$.29	$1.20	$1.13

Earnings Per Share Assuming Dilution Excluding Gain from Sales	$.36	$.29	$1.18	$1.11

Weighted Average Shares Outstanding	53,356	54,217	53,370	54,190

Weighted Average Shares Outstanding Assuming Dilution	54,219	55,049	54,178	55,046